Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO QUALITY MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Income Trust, was held on July 16, 2010 and was adjourned until August 13, 2010 and further adjourned until September 10, 2010. The Meeting on September 10, 2010 was held for the following purpose:

(1) Elect four Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                                                              Votes
Matters                                                                        Votes For    Withheld
-------                                                                        ---------    --------
(1) Albert R. Dowden........................................................   20,596,988   1,141,878
    Lewis F. Pennock........................................................   20,580,781   1,158,086
    Hugo F. Sonnenschein....................................................   20,557,401   1,181,466
    Raymond Stickel, Jr.....................................................   20,572,626   1,166,241
    Prema Mathai-Davis (P)..................................................          397           6

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(P)  Election of trustee by preferred shareholders only.